Exhibit 10.2

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT by and among VistaPrint USA, Incorporated, a Delaware corporation (the “Company”), VistaPrint Limited, a Bermuda corporation and sole shareholder of the Company (“VistaPrint Limited”), and Wendy Cebula (the “Executive”) is made as of January 3, 2007 (the “Effective Date”).

WHEREAS, the Company and VistaPrint Limited desire to retain the services of the Executive and, in order to do so, are entering into this Agreement in order to provide compensation to the Executive in the event her employment with the Company is terminated under certain circumstances;

WHEREAS, the Company also recognizes that the possibility of a change in control of VistaPrint Limited exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may deter key potential personnel from joining the Company and may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

WHEREAS, the Board of Directors of VistaPrint Limited (the “Board”) has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the Company’s employ, the Company and VistaPrint Limited agree that the Executive shall receive the benefits set forth herein in the event of a Change in Control and the severance and other benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.

1. Key Definitions.

See Annex A for a list of certain defined terms used herein.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall terminate upon the fulfillment by the Company and VistaPrint Limited of all of their respective obligations under this Agreement following a termination of the Executive’s employment (the “Term”).

3. Employment Status; Termination of Employment.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company or VistaPrint Limited any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

3.2 Termination of Employment.

(a) Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be; provided, however that if the Executive is resigning the Executive’s employment for other than Good Reason, the Company may elect to accept such resignation prior to the date specified in the Executive’s notice and the Date of Termination shall be the date the Company notifies the Executive of such acceptance. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 30 days of the occurrence of the event(s) or circumstance(s), which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which she may, at her election, be represented by counsel and at which she shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 30 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination. Any such Notice of Termination for Cause must be approved by an affirmative vote of two-thirds of the members of the Board.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s), which constitute(s) Good Reason.

4. Benefits to Executive.

4.1 Stock Acceleration.

(a) If the Change in Control Date occurs at any time during the Term, then, effective upon the Change in Control Date, (a) each outstanding option to purchase shares of VistaPrint Limited (or any successor) held by the Executive (to the extent not then currently exercisable) shall become immediately exercisable in full and shares of VistaPrint Limited received upon exercise of any options will no longer be subject to a right of repurchase or first refusal by VistaPrint Limited, (b) each outstanding restricted stock award held by the Executive shall be deemed to be fully vested and such vested shares will no longer be subject to a right of repurchase or first refusal by VistaPrint Limited and (c) notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Executive for a period of twelve months following the Date of Termination if the Executive is terminated without Cause or terminates employment for Good Reason following the Change in Control Date; provided that this Section 4.1(c) shall only apply to options that have an exercise price that is at least equal to $4.11 per common share of VistaPrint Limited and to options granted after March 1, 2005.

4.2 Compensation. If the Executive’s employment with the Company terminates during the Term, the Executive shall be entitled to the following benefits:

(a) Termination Without Cause or for Good Reason Prior to the Change in Control Date. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason prior to the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive the following amounts:

(1) in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination the aggregate of the lump sum of (A) the Executive’s unpaid base salary through the Date of Termination, (B) the product of (w) the greater of any annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred or which the Executive forewent) for the most recently completed fiscal year or any annual bonus payable for the then current fiscal year and (x) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (C) the product of (y) the greater of any quarterly bonus paid or payable (including any bonus or portion thereof which has been earned but deferred or which the Executive forewent) for the most recently completed fiscal quarter or any quarterly bonus payable for the then current fiscal quarter and (z) a fraction, the numerator of which is the number of days in the current fiscal quarter through the Date of Termination, and the denominator of which is 90 and (D) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), (C), and (D) shall be hereinafter referred to as the “Accrued Obligations”);

(2) in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination an amount equal to the sum of (i) 50% of the greater of (a) the Executive’s highest aggregate bonus (including both annual and quarterly bonuses, if applicable) paid in any fiscal year during the five fiscal year period prior to the Date of Termination and (b) the sum of the maximum bonus (including both annual and quarterly bonuses, if applicable) payable to the Executive during the then current fiscal year; and (ii) the greater of (x) 50% of the Executive’s highest annual base salary during the five fiscal year period prior to the Date of Termination and (y) 50% of the Executive’s then current annual base salary.

(ii) for 6 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date or, if more favorable to the Executive and her family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and her family;

(iii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 6 months after the Date of Termination.

(b) Termination Without Cause or for Good Reason at any Time on or after the Change in Control Date. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason at any time on or after the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive the following amounts:

(1) in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination the Accrued Obligations;

(2) in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination an amount equal to the sum of (i) 100% of the greater of (a) the Executive’s highest aggregate bonus (including both annual and quarterly bonuses, if applicable) paid in any fiscal year during the five fiscal year period prior to the Date of Termination and (b) the sum of the maximum bonus (including both annual and quarterly bonuses, if applicable) payable to the Executive during the then current fiscal year; and (ii) the greater of (x) 100% of the Executive’s highest annual base salary during the five fiscal year period prior to the Date of Termination and (y) 100% of the Executive’s then current annual base salary.

(ii) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date or, if more favorable to the Executive and her family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and her family;

(iii) the Other Benefits; and

(iv) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(c) Neither the Company, VistaPrint Limited, nor the Executive may elect to defer delivery of any of the payments to be made under Section 4.2(a) or 4.2(b). If any of the benefits payable under Section 4.2(a) or 4.2(b) (each a “Severance Benefit”) is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Section 409A”), and the Executive is considered a “specified employee” within the meaning of Section 409A, then not withstanding the provisions of Sections 4.2(a) and (b), no such Severance Benefit shall be paid to the Executive during the 6-month period following her termination of employment, provided, however that that such Severance Benefits may be paid immediately following the death of the Executive and such Severance Benefits shall be paid in a lump sum immediately upon the expiration of such 6-month period.; and, provided, further, if not prohibited by Section 409A, such Severance Benefits shall, upon the Date of Termination, be paid into an escrow account with a third party acceptable to the Executive, such escrow account to be subject to the claims of creditors of the Company and such Severance Benefits to be paid to the Executive immediately upon the expiration of such 6-month period.

(d) Termination for Cause; Resignation without Good Reason; Termination for Death or Disability. If the Company terminates the Executive’s employment with the Company for Cause at any time, the Executive voluntarily terminates her employment at any time for other than Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive’s unpaid base salary through the Date of Termination, and (B) the amount of any compensation previously deferred by the Executive to the extent not previously paid and (ii) timely pay or provide to the Executive the Other Benefits.

4.3 Taxes.

(a) In the event that VistaPrint Limited undergoes a “Change in Ownership or Control” (as defined in Annex A), the Company or VistaPrint Limited shall, within 15 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined in Annex A) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined in Annex A) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that she agrees with the Company’s determination pursuant to the preceding sentence or (B) that she disagrees with such determination, in which case she shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Executive Response shall be final; provided, however, that in the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. Within 60 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 4.3(a).

(b) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Sections 4.2 (a)(ii) and (b)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

5. Disputes.

5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing in accordance with Section 7.1. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing in accordance with Section 7.1 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

5.3 Compensation During a Dispute. If the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which she is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive her base salary as of the Effective Date (or as the same was or may be increased thereafter from time to time) and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date (or as subsequently adopted or modified with the Executive’s written consent), until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments (net of tax and other withholdings) made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such net sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.

6. Successors.

6.1 Successor to Company and VistaPrint Limited. The Company and VistaPrint Limited shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or VistaPrint Limited to expressly assume and agree to perform this Agreement to the same extent that the Company and VistaPrint Limited would be required to perform it if no such succession had taken place. Failure of the Company and VistaPrint Limited to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall (a) be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and (b) shall cause such succession to be deemed a Change in Control for purposes of Section 4 hereof regardless of the definition of Change in Control set forth in Annex A. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise and “VistaPrint Limited” shall mean VistaPrint Limited as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Notice.

7.1 All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to:

the Company, at:

VistaPrint USA, Incorporated

100 Hayden Avenue

Lexington, MA 02421

Attn: CEO

with a copy to:

Thomas S. Ward, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

to VistaPrint Limited, at:

VistaPrint Limited

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).

7.2 Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8. Miscellaneous.

8.1 Consideration. The Executive acknowledges that she has received adequate consideration from the Company and VistaPrint Limited for entering into this Agreement.

8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.5 Guarantee. VistaPrint Limited hereby unconditionally guarantees all of the payment obligations of the Company to the Executive which may arise in connection with the terms and conditions of this Agreement.

8.6 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, including specifically and without limitation the Retention Agreement dated as of March 1, 2005 by and among the Executive, VistaPrint Limited and the Company. Except for the provisions of Section 4.1 hereof, nothing in this Agreement shall modify, amend or alter, in any manner, any stock option, stock restriction or other equity incentive arrangement or any non-disclosure, non-competition, non-solicitation, assignment of invention, or any similar agreement, to which the Executive is a party.

8.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by the Company, VistaPrint Limited and the Executive. Notwithstanding anything herein to the contrary, to the extent future guidance is issued regarding Section 409A that the Company, VistaPrint Limited or the Executive reasonably believe will result in adverse tax consequences to the Executive as a result of this Agreement, then the Company, VistaPrint Limited and the Executive will renegotiate the terms of this Agreement in good faith in order to minimize or eliminate such tax treatment.

8.11 Executive’s Acknowledgements. The Executive acknowledges that she (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the Company’s outside and in-house counsel are acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and are not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

VISTAPRINT USA, INCORPORATED

/s/  Robert S. Keane

      By: Robert S. Keane

      Title: President and CEO

VISTAPRINT LIMITED

/s/  Janice Richardson-Trott

      By: Janice Richardson-Trott

      Title: Secretary

WENDY CEBULA

/s/  Wendy Cebula

Wendy Cebula

Address:

c/o VistaPrint USA

100 Hayden Avenue

Lexington, MA 02421

Annex A

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of VistaPrint Limited if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of VistaPrint Limited (the “Outstanding VistaPrint Limited Common Stock”) or (y) the combined voting power of the then-outstanding securities of VistaPrint Limited entitled to vote generally in the election of directors (the “Outstanding VistaPrint Limited Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from VistaPrint Limited (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of VistaPrint Limited, unless the Person exercising, converting or exchanging such security acquired such security directly from VistaPrint Limited or an underwriter or agent of VistaPrint Limited), (ii) any acquisition by VistaPrint Limited, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by VistaPrint Limited or any corporation controlled by VistaPrint Limited, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1 of Annex A; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to VistaPrint Limited), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving VistaPrint Limited or a sale or other disposition of all or substantially all of the assets of VistaPrint Limited in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding VistaPrint Limited Common Stock and Outstanding VistaPrint Limited Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns VistaPrint Limited or substantially all of VistaPrint Limited’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding VistaPrint Limited

Common Stock and Outstanding VistaPrint Limited Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by VistaPrint Limited or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the Board of a complete liquidation or dissolution of VistaPrint Limited or the Company.

1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated less than 180 days prior to the date on which the Change in Control occurs, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3 “Cause” means:

(a) the Executive’s willful and continued failure to substantially perform her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 1.3 of Annex A, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (h) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

(a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect as of the Effective Date, or any other action or omission by the Company or VistaPrint Limited which results in a material diminution in such position, authority or responsibilities;

(b) a reduction in the Executive’s annual base salary as in effect on the Effective date or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all executive officers of VistaPrint Limited and its subsidiaries to a comparable extent;

(c) the failure by the Company or VistaPrint Limited to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Effective Date or subsequently adopted, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made, with the Executive’s written consent, with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Effective Date or subsequent to such adoption or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance; except, in each event, to the extent such failure affects all executive officers of VistaPrint Limited and its subsidiaries to a comparable extent;

(d) a change by the Company in the location at which the Executive performs her principal duties for the Company to a new location that is both (i) outside a radius of 45 miles from the Executive’s principal residence immediately prior to the Effective Date and (ii) more than 20 miles from the location at which the Executive performed her principal duties for the Company immediately prior to the Effective Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform the Agreement, as required by Section 6.1 of the Agreement;

(f) a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2(a) of the Agreement; or

(g) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

For purposes of this Agreement, any good faith determination of “Good Reason” made by the Executive shall be conclusive, binding and final. The Executive’s right to terminate her employment for Good Reason shall not be affected by her incapacity due to physical or mental illness.

1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.6 For purposes of Section 4.3 of the Agreement, the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iii) “Gross-Up Payment” shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable employment taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.